Exhibit 21.1

List of Subsidiaries of Mural Oncology plc

The following entities are expected to be subsidiaries of Mural Oncology plc upon completion of the separation from Alkermes plc as described in the information statement:

Name of Subsidiary	Jurisdiction
Mural Oncology, Inc.	Delaware